CLIENT:	WILSHIRE BANCORP, INC
CONTACT:	Brian E. Cho, EVP & CFO
213.387.3200
	www.wilshirebank.com	NEWS RELEASE

WILSHIRE BANCORP POSTS NET INCOME OF $7.3 MILLION IN THE FIRST QUARTER;
LOANS INCREASE 23% AND DEPOSITS RISE 17%

LOS ANGELES, CA - April 26, 2007 - Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today reported disciplined balance sheet growth contributed to first quarter profits. For the quarter ended March 31, 2007, net income was $7.3 million, or $0.25 per diluted share, compared to $7.8 million, or $0.27 per diluted share in the first quarter of 2006.

Although Wilshire’s performance measures remain strong compared to peer averages, they deteriorated more than previously anticipated. In the first quarter of 2007, ROE was 18.87% and ROA was 1.47%, compared to 26.41% and 1.84%, respectively, in the first quarter of 2006.

“In the fourth quarter of 2006, we implemented a new strategy, as a response to a slowing national economy and stiff market competition, to moderate balance sheet growth so that our cost of funds and credit quality would improve,” stated Soo Bong Min, President and CEO. “As planned, we initiated a deposit campaign to focus on non-time deposits and became more disciplined in our lending policies. The result was controlled loan and deposit growth during the first quarter, combined with a lower cost of funds. Unfortunately, our profit was tempered more than we anticipated by a substantial rise in non-performing loans which resulted in a significant loss in interest income and a sizable increase in our provision for loan losses. We do not anticipate meaningful principal losses from these non-performing loans, and we expect profits to return to more normalized levels in the near future as our strategy should improve our credit quality.”

Non-performing loans (NPLs) increased to $20.3 million, or 1.25% of gross loans at the end of March 2007, representing a $13.4 million increase from $6.8 million, or 0.44% of loans at the end of preceding quarter and an $18.1 million increase from $2.2 million, or 0.17% of loans at the end of March 2006. Non-performing assets (NPAs) were $20.4 million, or 1.02% of total assets at quarter-end, compared to $7.1 million, or 0.35% of assets at the end of the fourth quarter of 2006, and $2.5 million, or 0.15% of assets at the end of March 2006.

“The $13.4 million increase in NPLs in the first quarter was primarily caused by four large loans totaling $13.2 million that were placed in non-accrual status or became more than 90 days past due in the quarter,” stated Brian Cho, EVP and Chief Financial Officer. “Most of them are secured by first deeds of trust on commercial properties with loan-to-value ratios of less than 65%, and were either brought current around quarter-end or are in the process of collection. We do not believe these four loans reflect a trend or the overall quality of our loan portfolio.”

Net charge offs were $2.7 million in the first quarter, compared to $78,000 in the first quarter of 2006. Due to the increase in NPLs, the provision for loan losses in the first quarter increased to $1.6 million, compared to $940,000 in the preceding quarter and $1.1 million in the first quarter a year ago. At March 31, 2007, the allowance for loan losses was $17.2 million, representing 1.07% of gross loans and 85% of NPLs.

New loan originations increased 5% to $219 million in the first quarter of 2007, compared to $208 million in the same quarter of 2006. Net loans in the portfolio increased 23% to $1.60 billion at quarter-end, compared to $1.30 billion a year earlier. Assets grew to $2.00 billion at March 31, 2007, up 15% from $1.74 billion at the end of the first quarter a year ago. Reflecting the strategy of moderate balance sheet growth, net loans increased just 4% while total assets and deposits declined slightly since year-end.

“Nearly 76% of our loans are tied to prime, so we have seen steady improvement in our yield on earning assets since interest rates started rising two years and nine months ago,” Cho said. “Unfortunately, our cost of interest-bearing liabilities has increased to a greater extent, as we were taking on more high-cost CDs to fund our loan growth.”

“Deposit pricing remains competitive, especially in our primary Southern California market, where our main funding sources are time deposits and money market accounts,” said Min. “However, New York is a very attractive market with opportunities for loan growth and relatively low-cost deposits. With our third East Coast branch opening later this year and the continuing benefits from our campaign for non-time deposits, we believe we can continue to build market share and lower our overall deposit costs.”

“The New Jersey/New York market remains a critical piece of our expansion strategy, due to its high level of small business activity and diverse population,” Min said. “We have received all of the necessary approvals for our new branch in Fort Lee, New Jersey, and expect it to open around mid-year. A new branch in the greater New York metropolitan area will allow us to offer greater convenience to both new and existing customers in this desirable market.” The Fort Lee branch, located at 215 Main Street, will become Wilshire’s 19th branch nationwide and its first full service branch in New Jersey.

WIBC - 1Q07 results
April 26, 2007

Total deposits grew 17% to $1.74 billion at March 31, 2007, compared to $1.48 billion at the end of March 2006. Non-time deposits grew by 16% to $792 million over the course of the year ended March 31, 2007, while time deposits grew 19% to $944 million for the same period. “We started a campaign to generate more non-time deposits in the first quarter, and as a result, they grew by $13.1 million while time deposits decreased by $29.4 million,” Cho said. “While substantial changes in our deposit mix will take time, we have decreased our dependence on CDs, with 46% of the total deposits in non-time deposits in the first quarter, compared to 44% at the end of 2006. After rising in each quarter of 2006, our cost of interest-bearing liabilities finally decreased slightly to 4.98% in the first quarter, from 5.03% in the preceding quarter. Although time deposits have declined since year-end, we are still seeing narrower margins, due mainly to the $1.1 million in lost interest income in the first quarter of 2007 on non-accrual loans.” In the first quarter of 2007, the net interest margin was 4.10%, compared to 4.34% in the preceding quarter and 4.37% in the first quarter of 2006.

In the first quarter of 2007, interest income was up 21% while interest expense was up 36% over the same quarter of 2006. Net interest income grew 10% to $19.0 million, from $17.3 million in the first quarter of 2006, despite the lost interest income related to the NPLs. Although service fees on deposits grew by 6%, other operating income was down 10% to $5.2 million, compared to $5.8 million in the first quarter a year ago, due to the decrease of SBA loan sales in the first quarter of 2007.

“Although our SBA (7a) loan production in the first quarter was comparable to the level a year ago, we sold less in anticipation of premium increases. Such less sales volume, combined with lower sales premium, resulted in a 23% decline in gain on sale of loans,” Cho said. Revenues, defined as net interest income before loan loss provision plus non-interest income, increased 5% to $24.2 million in the first quarter, compared to $23.0 million in the first quarter a year ago. Other operating expenses increased 18% to $10.5 million, compared to $8.9 million in the first quarter of 2006, largely due to additional overhead expenses associated with the integration of the New York branches.

“We have kept our operating expenses in check throughout our expansion, and although expenses were up relative to the first quarter last year, we expect to maintain an efficiency ratio of around 40%,” Min said. “I believe that is a level that we can return to fairly quickly and sustain going forward.” The efficiency ratio was 43.4% in the first quarter of 2007, compared to 38.5% in the same quarter a year ago.

At March 31, 2007, shareholders’ equity was $157 million, up 31% from $120 million a year earlier, and book value was $5.35 per share, compared to $4.18 a year prior. Capital ratios continue to exceed the “Well Capitalized” guidelines established by regulatory agencies.

Management will host its quarterly conference call today, April 26, at 1:30 pm PDT (4:30 pm EDT). Investment professionals are invited to participate in the call by dialing 1-866-356-4123 using passcode 83442488. Current and prospective shareholders are also invited to listen to the live or archived call at www.wilshirebank.com or www.earnings.com.

Wilshire Bancorp and its subsidiary, Wilshire State Bank, have received significant accolades for growth, performance and profitability from Wall Street and the banking industry:

•	April 2007 - ranked third by US Banker in its list of Top 200 Mid-Tier Banks, based on three-year average ROE.

•	January 2007 - US Banker ranked Wilshire eighth among the Top 25 Banks of 2007, Soo Bong Min was third on the list of the Top 10 CEOs, and Brian Cho was first among the Top 10 CFOs.

•	September 2006 - ranked third by US Banker in its list of Top 100 Mid-Tier Banks, based on three-year average ROE.

•	Fortune named Wilshire the 70th fastest-growing public company in the nation.

•	Ranked second by five-year total return of all banks and thrifts nationally by Ryan Beck & Co.

•
August 2006 - Sandler O’Neill’s Bank and Thrift Sm-All Stars - Class of 2006 recognized 34 of the 573 publicly traded institutions with assets of less than $2 billion, focusing on growth, profitability, credit quality and capital strength. Wilshire is one of only nine companies that Sandler has named each year since the list’s inception in 2004.

•	April 2006 - Wilshire Bancorp was added to the Standard & Poor’s SmallCap 600 index.

•	January 2006 - US Banker named Wilshire third in its All-Star Lineup - The Top 20 Banks of 2006, based on ROE.

Headquartered in Los Angeles, Wilshire State Bank operates 18 branch offices in California, Texas and New York, and seven loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, and Annandale (in Virginia), and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

WIBC - 1Q07 results
April 26, 2007

CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)

	Quarter Ended March 31, 2007	Three Month Change	Quarter Ended December 31, 2006	One Year Change	Quarter Ended March 31, 2006
INTEREST INCOME
Interest on Loans & Leases	$33,901	-2%	$34,570	23%	$27,650
Interest on Securities	$2,239	-3%	$2,298	26%	1,776
Interest on Federal funds sold	$1,509	9%	$1,389	-7%	1,615
Total Interest Income	37,649	-2%	38,257	21%	31,041

INTEREST EXPENSE
Deposits	17,362	1%	17,200	42%	12,253
FHLB Advances and Other	1,314	1%	1,300	-13%	1,509
Total Interest Expense	18,676	1%	18,500	36%	13,762

Net Interest Income	18,973	-4%	19,757	10%	17,279
Provision for Loan Losses	1,630	73%	940	54%	1,060
Net Interest Income After Provision for Loan Losses	17,343	-8%	18,817	7%	16,219

OTHER OPERATING INCOME
Fees on Deposits	2,287	-5%	2,413	6%	2,155
Gain on Sales of Loans	1,809	-35%	2,782	-23%	2,350
Other	1,114	-28%	1,552	-12%	1,259
Total Other Operating Income	5,210	-23%	6,747	-10%	5,764

OPERATING EXPENSES
Salaries and Employee Benefits	5,698	-9%	6,276	8%	5,256
Occupancy & Equipment	1,270	-4%	1,329	42%	896
Other	3,535	-2%	3,611	30%	2,712
Total Other Operating Expenses	10,503	-6%	11,216	18%	8,864

Income Before Taxes	12,050	-16%	14,348	-8%	13,119
Income Tax	4,733	-13%	5,463	-11%	5,296
NET INCOME	$7,317	-18%	$8,885	-6%	$7,823

Per Share Data
Basic Earnings Per Common Share	$0.25	-18%	$0.31	-8%	$0.27
Earnings Per Share - Assuming Dilution	$0.25	-18%	$0.30	-7%	$0.27
Weighted Average Shares Outstanding	29,346,442		29,175,540		28,714,017
Weighted Average Shares Outstanding Including
Dilutive Effect Of Stock Options	29,517,299		29,467,734		29,108,778

WIBC - 1Q07 results
April 26, 2007

CONSOLIDATED BALANCE SHEET
(unaudited)(dollars in thousands, except share data)

	March 31, 2007	Three Month Change	December 31, 2006	One Year Change	March 31, 2006
ASSETS:
Noninterest-Earning Demand Deposits and Cash on Hand	$66,218	-12%	$75,244	-5%	$70,031
Federal Funds Sold and Other Cash Equivalents	74,003	-43%	130,003	-35%	114,003
Total Cash and Cash Equivalents	140,221	-32%	205,247	-24%	184,034

Interest-Bearing Deposits in Other Financial Institutions	-	0%	-	-100%	500
Securities Available For Sale	171,791	2%	167,838	0%	171,144
Securities Held To Maturity	14,612	0%	14,621	-36%	22,848
Total Securities	186,403	2%	182,459	-4%	194,492

Loans & Leases Receivable	1,615,355	4%	1,560,539	23%	1,312,588
Allowance For Loan Losses	17,214	-8%	18,654	16%	14,870
Loans & Leases Receivable, Net	1,598,141	4%	1,541,885	23%	1,297,718

Accrued Interest Receivable	9,591	-5%	10,049	27%	7,556
Acceptance	2,846	19%	2,385	-19%	3,509
Other Real Estate Owned	-	-100%	138	-100%	294
Premises and Equipment	10,396	-1%	10,465	17%	8,900
Federal Home Loan Bank (FHLB) Stock, at Cost	7,652	1%	7,542	22%	6,254
Cash surrender value of Life Insurance	15,784	1%	15,636	3%	15,255
Goodwill	6,675	0%	6,675	N/A	-
Core Deposit Intangible	1,489	-3%	1,532	N/A	-
Other Assets	21,885	-11%	24,471	6%	20,601
TOTAL ASSETS	$2,001,083	0%	2,008,484	15%	$1,738,613

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest Bearing Demand Deposits	$317,533	-1%	$319,311	2%	$312,292
Savings & NOW Deposits	50,559	-1%	51,269	17%	43,318
Money Market Deposits	423,926	4%	408,354	29%	329,751
Time Deposits in denomination of $100,000 or more	788,950	-3%	812,106	21%	652,526
Other Time Deposits	154,715	-4%	160,933	8%	143,350
Total Deposits	1,735,683	-1%	1,751,973	17%	1,481,237
FHLB Advances	20,000	0%	20,000	-60%	50,000
Acceptance	2,846	19%	2,385	-19%	3,509
Subordinated Debentures	61,547	0%	61,547	0%	61,547
Accrued Interest and Other Liabilities	23,821	4%	22,944	7%	22,173
Total Liabilities	1,843,897	-1%	1,858,849	14%	1,618,466

STOCKHOLDERS’ EQUITY:

Common Stock - No Par Value-Authorized, 80,000,000 Shares Issued and Outstanding 29,368,896, 29,197,420 and 28,739,760 Shares; Respectively	50,635	3%	49,123	20%	42,213
Retained Earnings	106,687	6%	100,920	35%	79,175
Accumulated Other Comprehensive loss, Net of Taxes	(136)	-67%	(408)	-89%	(1241)
Total Stockholders’ Equity	157,186	5%	149,635	31%	120,147

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,001,083	0%	$2,008,484	15%	$1,738,613

WIBC - 1Q07 results
April 26, 2007

AVERAGE BALANCES
(unaudited)(dollars in thousands)
	Quarter Ended March 31, 2007	Quarter Ended December 31, 2006	Quarter Ended March 31, 2006
Average Assets	$1,991,923	$1,960,648	$1,703,524
Average Equity	$155,100	$146,982	$118,469
Average Net Loans (includes LHFS)	$1,551,416	$1,520,017	$1,266,976
Average Deposits	$1,731,159	$1,706,855	$1,444,595
Average Time Deposits in denomination of $100,000 or more	$803,630	$791,801	$649,306
Average Interest Earning Assets	$1,851,423	$1,820,738	$1,581,171

CONSOLIDATED FINANCIAL RATIOS
(unaudited)(dollars in thousands, except per share data)
	Quarter Ended March 31, 2007	Quarter Ended December 31, 2006	Quarter Ended March 31, 2006
Annualized Return on Average Assets	1.47%	1.81%	1.84%
Annualized Return on Average Equity	18.87%	24.18%	26.41%
Efficiency Ratio	43.43%	42.32%	38.47%
Annualized Operating Expense/Average Assets	2.11%	2.29%	2.08%
Annualized Net Interest Margin	4.10%	4.34%	4.37%
Tier 1 Leverage Ratio	10.00%	9.79%	9.47%
Tier 1 Risk-Based Capital Ratio	12.07%	11.81%	11.84%
Total Risk-Based Capital Ratio	13.80%	13.63%	14.43%
Book Value Per Share	$5.35	$5.12	$4.18

ALLOWANCE FOR LOAN LOSSES
(unaudited) (dollars in thousands)
	Quarter Ended March 31, 2007	Quarter Ended December 31, 2006	Quarter Ended March 31, 2006
Balance at Beginning of Period	$18,654	$18,417	$13,999
Provision for Loan Losses	$1,630	$940	$1,060
Allowance for loan losses acquired in LBNY acquisition	$-	$-
Less Charge Offs (Net Recoveries)	$2,695	$950	$78
Less: Provision for (recapture of) losses on off balance sheet item	$375	$(247)	$111
Balance at End of Period	$17,214	$18,654	$14,870
Loan Loss Allowance/Gross Loans	1.07%	1.20%	1.13%
Loan Loss Allowance/Non-performing Loans	85.01%	272.38%	667.63%
Loan Loss Allowance/Total Assets	0.86%	0.93%	0.86%
Loan Loss Allowance/Non-performing Assets	84.54%	263.42%	589.68%

NON-PERFORMING ASSETS
(net of guaranteed portion)
	March 31, 2007	December 31, 2006	March 31, 2006
Accruing Loans - 90 Days Past Due	$2,603	$1,047	$438
Non-accrual Loans	17,647	5,802	1,790
Restructured Loans	0	0	0
Total Non-performing Loans	20,250	6,849	2,228
Total Non-performing Loans/Gross Loans	1.25%	0.44%	0.17%
Repossesed Vehicles	112	95	-
OREO	-	138	294
Total Non-performing Assets	$20,362	$7,082	$2,522
Total Non-performing Assets/Total Assets	1.02%	0.35%

WIBC - 1Q07 results
April 26, 2007

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.